Exhibit 99.1

Neurotrope, Inc. Announces $18 Million Registered Direct Offering

NEW YORK, NY – January 22, 2020 – Neurotrope, Inc. (the “Company”) (NASDAQ:NTRP) today announced that it has received commitments from institutional investors and certain pre-existing high net worth individual investors to purchase an aggregate of $18 million of the Company’s securities in a registered direct offering.

The Company entered into definitive purchase agreements with these investors pursuant to which the Company agreed to sell an aggregate of 18,000 shares of its Series D Convertible Preferred Stock (which are convertible into a total of approximately 10,909,091 shares of common stock) and warrants potentially exercisable for up to approximately 10,909,091 additional shares of its common stock. Subject to certain ownership limitations, the preferred stock is convertible at any time at the option of the holder into shares of common stock at a conversion price of $1.65 (which represents $0.20 above $1.45, the closing price of the common stock on the previous trading day). The warrants will be exercisable at a price of $1.65 per share and will expire five years from the issuance date. The closing of the offering is expected to take place on or about January 23, 2020, subject to the satisfaction of customary closing conditions.

The estimated net proceeds to the Company from the offering are expected to be approximately $16.4 million. The Company intends to use the net proceeds from this offering for general corporate purposes.

Katalyst Securities LLC acted as our Financial Advisor on this transaction.

A shelf registration statement (File No. 333-217089) relating to the shares of preferred stock and warrants issued in the offering (and the shares of common stock issuable upon conversion of the preferred stock exercise of the warrants) has been filed with and declared effective by the Securities and Exchange Commission (the “SEC”). A prospectus supplement relating to the offering will be filed by the Company with the SEC. Copies of the prospectus supplement, together with the accompanying prospectus, can be obtained at the SEC’s website at http://www.sec.gov, from Katalyst Securities LLC by e-mailing rweinstein@neurotrope.com, or from Neurotrope, Inc., 1185 Avenue of the Americas, 3rd Floor, New York, New York 10036, Attention: Investor Relations.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities of the Company in this offering. There shall not be any offer, solicitation of an offer to buy, or sale of securities in any state or jurisdiction in which such an offering, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offering will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. These forward-looking statements include statements regarding the Company’s plans to explore strategic alternatives and the potential outcome and benefits of a potential strategic transaction, the Phase 2 study and further studies, and continued development of use of Bryostatin-1 for AD and other cognitive diseases. Such forward-looking statements are subject to risks and uncertainties and other influences, many of which the Company has no control over. There can be no assurance that the Company will be able to identify potential strategic transactions and complete any transactions it may pursue or realize the expected benefits from a strategic review or a strategic transaction, the clinical program for Bryostatin-1 will be successful in demonstrating safety and/or efficacy, that we will not encounter problems or delays in clinical development, or that Bryostatin-1 will ever receive regulatory approval or be successfully commercialized. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Additional factors that may influence or cause actual results to differ materially from expected or desired results may include, without limitation, the Company’s inability to identify potential strategic transactions and to complete any transactions it pursues, the Company’s inability to obtain adequate financing, the significant length of time associated with drug development and related insufficient cash flows and resulting illiquidity, the Company’s patent portfolio, the Company’s inability to expand its business, significant government regulation of pharmaceuticals and the healthcare industry, lack of product diversification, availability of the Company’s raw materials, existing or increased competition, stock volatility and illiquidity, and the Company’s failure to implement its business plans or strategies. These and other factors are identified and described in more detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, and Quarterly Report on Form 10-Q for the quarter ended September 30, 2019. The Company does not undertake to update these forward-looking statements.

Contact information:

Robert Weinstein

Chief Financial Officer

Email: rweinstein@neurotrope.com

Phone: 973.242.0005 Ext.101